Exhibit 99.1

Media Contact: Phil Wallis ph: (321) 363-5113	IR Contact: John Baldissera ph: (800) 368-1217
Or pjwallis@newgenerationbiofuels.com	Or: Rob Schatz ph: (212) 370-4500 Or:Rob@wolfeaxelrod.com

New Generation Biofuels Announces Registered Direct Offering of
$1.541 Million in Common Stock and Warrants

Columbia, Maryland – December 11, 2009 – Renewable fuels provider New Generation Biofuels Holdings, Inc. (NasdaqCM: NGBF) (“NGBF” or the “Company”) today announced that it has entered into definitive subscription agreements with investors for the sale of 1,926,250 shares of its common stock and warrants to purchase 577,875 shares of its common stock.  The Company is offering shares of its common stock and warrants in units consisting of one share of common stock and a warrant to purchase 0.30 shares of common stock at a price of $0.80 per unit.  The warrants have a term of five years, will not be exercisable for six months from date of issuance and have an exercise price of $0.90 per share. The Units will not be issued or certificated and neither the Units nor the warrants will trade on any exchange or be listed for quotation on any market.

The gross proceeds of the offering are expected to be approximately $1.541 million and net proceeds, after deducting the placement agent’s fee and estimated offering expenses payable by NGBF, are expected to be approximately $1.304 million. Jesup & Lamont Securities Corporation acted as the placement agent in this transaction.

The Company expects to use proceeds from the offering for general corporate purposes, including working capital and capital expenditures such as the costs associated with the expansion of our production facility in Baltimore, Maryland. The offering is expected to close on or about December 16, 2009, subject to the satisfaction of customary closing conditions.

The Company is offering the securities described above pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission (“SEC”). A prospectus supplement related to the offering has been or will be filed with the SEC.  Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC’s website at www.sec.gov or from Jesup & Lamont Securities Corporation at 650 Fifth Avenue, New York, NY 10019 or by calling 415 956-4253.  This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock.  No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About New Generation Biofuels, Holdings, Inc.

New Generation Biofuels is a renewable fuels provider. New Generation Biofuels holds an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from plant oils and animal fats that it markets as a new class of biofuel for power generation, commercial and industrial heating and marine use. The Company believes that its proprietary biofuel can provide a lower cost, renewable alternative energy source with significantly lower emissions than traditional fuels. New Generation Biofuels’ business model calls for establishing direct sales from manufacturing plants that it may purchase or build and sublicensing its technology to qualified licensees.

Forward Looking Statements

This news release contains forward-looking statements. These forward-looking statements concern our operations, prospects, plans, economic performance and financial condition and are based largely on our current beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements The risks and uncertainties related to our business include all the risks attendant a development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in subsequent filings with the Securities and Exchange Commission.